EXHIBIT 5


                                Brown & Wood LLP
                             One World Trade Center
                         New York, New York 10048-0557
                            Telephone: 212-839-5300
                            Facsimile: 212-839-5599


                                                          December 13, 1999


Tritel, Inc.
111 Capitol Street
Suite 500
Jackson, Mississippi 39201


Dear Sirs:

         We have acted as counsel for Tritel, Inc., a Delaware corporation, in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 100,000 shares of Common Stock, par value $.01 per share (the "Common Stock") of Tritel, Inc. In such capacity, we have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Amended and Restated Tritel, Inc. 1999 Stock Option Plan for Nonemployee Directors (the "Plan"), and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

         Based upon the foregoing, we advise you that, in our opinion when the shares of Common Stock to be issued pursuant to the Plan have been issued and paid for in accordance with the terms of the Plan and the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                                         Very truly yours,

                                                      /s/ Brown & Wood LLP